EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the inclusion in this Registration Statement of First Nationwide Holdings Inc. on Form S-1 related to the offer for all outstanding Senior Subordinated Notes Due 2003 in exchange for Senior Subordinated Exchange Notes Due 2003 of our report, which includes an explanatory paragraph referring to a change in method of accounting for income taxes and postretirement health benefits in 1992, dated May 10, 1994, on our audits of the financial statements of the Acquired Business. We also consent to the reference of our firm under the caption "Experts."

                                          /s/ Coopers & Lybrand
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                                              COOPERS & LYBRAND

San Francisco, California
May 8, 1996